The Mexico Fund, Inc. Monthly Summary Report | December 31, 2016

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 3% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$241.80	Daily Average Number of Shares Traded[2]	96,925
NAV per share[1]	$16.09	Outstanding Shares[3]	15,027,810
Closing price[4]	$15.03	Expense Ratio (10/31/2016)	1.74%
Premium (Discount)	-6.59%	Portfolio Turnover (10/31/2016)	19.00%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-5.47%	-5.74%	-5.74%	-13.08%	1.26%	1.42%
NAV per share	-0.80%	-11.51%	-11.51%	-10.79%	0.58%	0.50%
MSCI Mexico Index	0.48%	-10.04%	-10.04%	-11.32%	-1.98%	0.17%
Bolsa IPC Index	0.13%	-10.22%	-10.22%	-11.05%	-2.07%	0.72%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During December 2016, the Fund repurchased no shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | December 31, 2016

Top Ten Holdings (57.65% of Net Assets)
1 América Móvil	8.32%	6 Grupo México	6.19%
2 Grupo Financiero Banorte	7.86%	7 Alfa	4.82%
3 Wal-Mart de México	7.39%	8 Grupo Financiero Inbursa	3.19%
4 Fomento Económico Mexicano	7.24%	9 Coca-Cola Femsa	3.15%
5 Cemex	6.60%	10 Gruma	2.89%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Most global equity markets registered positive results during December 2016, led by the increase in the Euro Stoxx Index of 7.3%. The U.S. Federal Reserve increased its overnight interest rate by 25 basis points to a range of between 0.50% and 0.75%, its first interest rate increase since December 2015. The U.S. dollar appreciated 0.7% (measured by the DXY Index6) during the month, for a 3.6% appreciation during 2016. Gold and silver prices decreased for a third consecutive month by 2.2% and 3.5%, respectively, while oil prices increased 6.7% (measured by West Texas Intermediate) to $53.7 USD/bbl. The DJIA and the S&P 500 increased 3.3% and 1.8%, respectively, during the month and the yield on the U.S. 10-year Treasury note increased 6 basis points to 2.44%. The MSCI Mexico Index increased 0.5% during December 2016 and the Mexican peso depreciated 0.7% to Ps. $20.73. During the year ended December 2016, the MSCI Mexico Index decreased 10.0% as the Mexican peso depreciated 17.0%.

In local news, Mexico´s Central Bank announced on December 15th an increase in its overnight interest rate by 50 basis points to 5.75%. The National Hydrocarbons Commission held its fourth auction related to round one for exploration and production in deep waters. The results were positive as eight out of the ten blocks auctioned received winning bids, with important oil companies around the world winning some of those contracts. In addition, Pemex awarded its first ever farm-out (assignment of part or all of an oil interest to a third-party), forming a partnership with BHP Billiton, starting a new era for Pemex consisting in forming partnerships for investments in order to increase oil production. The auctions and farm-out mentioned above will represent total investments of around $48 billion in the country during the following years.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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